Exhibit 2

JOINT FILING STATEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, each of the undersigned hereby agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the common shares of CureVac N.V. and further agree that this Joint Filing Agreement be included as an exhibit to such joint filing.

The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained herein or therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

Each party to this Joint Filing Agreement agrees that this Joint Filing Agreement may be signed in counterparts, all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each of the undersigned has caused this Joint Filing Agreement to be executed as of this 5th day of May, 2022.

BOHLINI INVEST GMBH

By:	/s/ Dr. Marc Hauser
Name:	Dr. Marc Hauser
Title:	Attorney in-Fact

/s/ Dr. Marc Hauser, as attorney-in-fact
FRIEDRICH VON BOHLEN UND HALBACH